Exhibit 10.43

RMB Fund Loan Contract

Fujian Branch of China Construction Bank

Exhibit 10.43

Borrower (Party A): See Article 12 hereof.

Lender (Party B): See Article 12 hereof.

The Borrower applies to the Lender for funding facilities; the Lender agrees to advance loans to the Borrower. Therefore, through mutual agreement by both parties, this Contract is hereby concluded and abided by in accordance with PRC laws, regulations and rules.

Article 1      AMOUNT OF LOAN

See Article 13 hereof.

Article 2      PURPOSE OF LOAN

See Article 14 hereof.

Article 3      LOAN PERIOD

See Article 15 hereof.

Article 4      LENDING INTEREST RATE, PENALTY INTEREST RATE, CALCULATION AND SETTLEMENT OF INTEREST

          I.          Lending Interest Rate

See Article 16 hereof.

          II.        Penalty Interest Rate

See Article 17 hereof.

          III.      The Interest Commencement Day under this Article 4 means the Day when the loans initially advanced hereunder are remitted into the bank account designated by Party A.

          The prime rate of the initial loans hereunder shall be the benchmark lending interest rate at the same level and over the same period published by the People's Bank of China; when the lending interest rate is adjusted in accordance with the preceding provisions, the prime rate thereafter shall be the benchmark lending interest rate at the same level and over the same period published by the People's Bank of China on the adjusting Day; in the event that the People's Bank of China no longer publishes benchmark lending interest rate for the same level and the same period, the prime rate shall be the commonly recognized inter-bank lending interest rate applied on the adjusting Day or the usual lending interest rate at the same level and for the same period, unless otherwise by both parties.

          IV.     The lending interest rate shall commence from the Day when the loans are remitted into the bank account designated by Party A. The lending interest rate hereunder shall be calculated on a daily basis, while the daily interest rate shall be annual interest rate/360. In the event that Party A fails to pay the interest by the Interest Settling Day herein, a compound interest shall commence from the day immediately following the Interest Settling Day.

Exhibit 10.43

          V.      Settlement of Interest

(a)      The interest of the loans with fixed interest rates shall be settled in line with the stipulated interest rate. The interest of the loans with floating interest rates shall be settled in pursuance of the respective interest rates confirmed in the various floating periods; in the event of multiple interest rate floats in a single interest settlement period, the interest for this whole settlement period shall be the combination of the interest under the respective floating periods on the Interest Settling Day.

(b)      See Article 18 hereof.

Article 5      ADVANCE AND WITHDRAWAL OF THE LOANS

          I.      Conditions Precedent to the Advance of the Loans See Article 19 hereof.

          II.     Plan for Application of the Loans See Article 20 hereof.

          III.    Party A shall apply the loans in accordance with Article 5.2, and shall not advance, defer or cancel the withdrawal of the loans without written consent of Party B.

          IV.     In the event of multiple applications of the loans by Party A, the ending Day of the lending shall be confirmed in pursuance of Article 3 thereunder.

Article 6      REPAYMENT OF THE LOANS

          I.      Principle of Repayment

                  Party A shall make repayments in line with the following principle:

                  Party B is entitled to apply the repayments made by Party A to the reimbursement of any and all the costs and expenses to be paid by Party A as stipulated herein or fees for the realization of Party B’s credits. The remaining amount of Party A’s repayment shall cover the interest incurred and then the principal of the loans, while any outstanding interest shall be paid off when the principal of the loans are all covered. However, the application of Party A’s repayment shall obey the principle of “Interest-after- Principal” for the loans whose principal or interest are overdue for over 90 days or the loans upon which there are other stipulations by applicable laws, rules and regulations.

          II.     Payment of Interest

                   Party A shall pay the interest due to Party B on the Interest Settling Day. The initial interest payment day shall be the first Interest Settling Day following the advance of the loans. All the outstanding interest shall be paid by the last repayment of Party A.

          III.    Plans for Repayment of Principals

                   See Article 21 hereof.

          IV.     Manners of Repayment

                    Prior to the repayment day of each period hereunder, Party A shall remit enough amount into the bank account of Party B so as to reserve fundd to repay the loans for those periods through automatic transfer (while Party B is entitled to draw the amount from the account), or Party A shall repay the loans on the repayment day hereunder through transferring an amount from other bank account(s).

Exhibit 10.43

V.	Advanced Repayment

(a)

Any advanced repayment of the principal by Party A shall be subject to Party B’s approval in 20 days’ written notice. With Party B’s consent, Party A may make advanced repayment of the principal in part or in whole.

Related interest shall be calculated to the advanced repayment of principal by Party A in accordance with the number of days of the actual application of loans and the lending interest rate stipulated herein.

	(b)	See Article 22 hereof.

Article 7      PARTY A’S RIGHTS AND RESPONSIBILITIES

I.	Party A’s Rights

	(a)	To require Party B to advance the loan in accordance hereof;

	(b)	To use the loans in pursuance hereof;

(c)

To have Party B keep confidential all the financial materials provided by Party A and the trade secrets with regard to Party A’s business operation, unless otherwise stipulated by laws, rules and regulations, or otherwise required by governmental authorities or agreed by both parties;

(d)

To reject the requirement by Party B or its employees from briberies, and to report to relevant authorities about the above illegalities of Party B or any other violation of Party B to the national laws and rules in connection with facility interest rates and service fees.

II.	Party A’s Responsibilities

	(a)	To withdraw the loans in accordance hereof, to repay the principal and interest in full, and to bear all the fees and expenses stipulated herein;

(b)

To provide materials showing its finance and accounting, and business operations as required by Party B, including but not limited to providing to Party B within 20 working days prior to the first month of each quarter the balance sheet and income statement of the preceding quarter, and provide to Party B at the end of each year the annual statement of cash flow, and to be responsible for the authenticity, accuracy and the effectiveness of the financial statements it provides to Party B;

(c)

To notify Party B in writing of any variation of registration in the Administration of Industry and Commerce of Party A within 5 working days following such variations, including Party A’s name, legal representative, domicile, scope of business, registered capital or Articles of Association, and to provide corresponding post-variation materials;

Exhibit 10.43

(d)

To apply the loans in pursuance hereof without any misappropriation or application in illegal or irregular trade of the loans; to accept and assist with Party B in the examination and supervision of its business operations and financial activities as well as its the application of loans; not to avoid repayment of the loans by affiliated transactions; not to acquire funding or credits from banks via discount or pledges of notes receivable, accounts receivable without actual trade or transactions, or through false contract with its affiliates;

(e)	To obey the rules of environmental protection in the event of applying the loans hereunder in manufacturing or in construction;

(f)	Not to provide any third party with guarantees with the assets from the loans hereunder without consent of Party B prior to the full repayment of the principal and interest;

(g)

To report to Party B promptly about any of its affiliated transactions accounting for more than 10% of its net assets where Party A is a group enterprise, including without limitation: (i) affiliate relationships between the parties of the transactions; (2) the content and nature of the transactions; (3) the amount or proportion of the transactions; (4) pricing policies (including the transactions without amount or with nominal price);

(h)

To promise that the proposed construction project has been granted all necessary governmental approvals and would not violate any laws and regulations, the capital or other amounts would be collected within the required timeline in full, in the event that the loans hereunder are fixed asset loans or project loans.

Article 8      PARTY B’S RIGHTS AND RESPONSIBILITIES

I.	Party B is entitled to require Party A repay the principal, interest and related fees of the loans and to exercise all its rights stipulated herein;

II.	Party B is entitled to advance the loans in pursuance hereof, except for the delay pertaining to Party A or other causes not attributable to Party B;

III.

Party B shall keep confidential all the financial materials provided by Party A and the trade secrets with regard to Party A’s business operation, unless otherwise stipulated by laws, rules and regulations, or otherwise required by governmental authorities or agreed by both parties;

IV.	Party B shall not offer briberies to Party A or its employees, or require or accept briberies from Party A;

V.	Party B shall not act in bad faith or do harm to Party A.

Exhibit 10.43

Article 9      LIABILITIES OF BREACH OF CONTRACT AND REMEDIES TO PARTY B’S CREDITS

I.	Party B’s Breach of Contract and related Liabilities

	(a)	In the event that Party B does not advance the loans without due cause, Party A is entitled to have Party B continue to advance the loans in accordance hereof;

	(b)	In the event that Party B collects any interest or fees in violation of national laws and rules from Party A, Party A is entitled to have Party B pay back the amount.

II.	Party A’s Breach of Contract

	(a)	Party A’s violation of any of its responsibilities hereunder or any statutory liabilities;

	(b)	Party A’s clear expression or implication by its conducts of its refusal to undertake any of its responsibilities hereunder.

III.	Deteriorations of Party B’s Credit

(a)

If Party A is in any of the following circumstances, which is deemed by Party B to be a deterioration of its credit hereunder: contracting, indenture, lease, decrease of registered capital, investment, joint-venture, merger, acquisition, restructuring, spin-off, cease of business, rectification, dissolution, revocation, insolvency, change of controlling shareholder or actual controller, transfer of material assets, cease of production, termination, imposed by large- fines, revocation of business registration, revocation of business license, being involved into material legal dispute, business operation difficulties, incapability of legal representative to undertake responsibilities;

(b)

If Party A is in any of the following circumstances, which is deemed by Party B to be deterioration of it credit hereunder: failure to undertake any other due liabilities (including the due liabilities against the branches and subdivisions of China Construction Bank or any third parties), transfer of assets at a low price or for free, waiver of credit toward any third party, reluctance to exercise its credits or other rights, or provide guarantee with any third party;

(c)

Abuse of limited liability provisions with respect to shareholders of a limited liability company or the independent status of Party A as a legal person by any shareholder of Party A to avoid undertaking liabilities, which is deemed by Party B to be a deterioration of its credit hereunder;

	(d)	Non-continuous satisfaction of any of the conditions precedent to the advance of loans stipulated herein;

	(e)	Any of the following circumstances that is deemed by Party B to be deterioration of its credit hereunder:

(i)	The guarantor is in violation to any of the stipulations in the Guarantee Agreement or any of the representations and warranties therein is false, mistaken or missing;

(ii)

The guarantor is in any of the following circumstances: contracting, indenture, lease, decrease of registered capital, investment, joint-venture, merger, acquisition, restructuring, spin-off, cease of business, rectification, dissolution, revocation, insolvency, change of controlling shareholder or actual controller, transfer of material assets, cease of production, termination, large fines due, revocation of business registration, revocation of business license, being involved into material legal dispute, business operation diffculties, incapability of legal representative to undertake responsibilities;

Exhibit 10.43

(iii)	Any other circumstances that lead or might lead to the incapacity of the guarantee made by the guarantor.

(f)	Any of the following circumstances in respect of the mortgage or pledge of the loans, that is deemed by Party B to be a deterioration of its credit hereunder:

(i)	Damage, losses or devaluation of the collaterals due to the conduct of any third party, appropriation, confiscation, taking-back or removal by the state, change of market, or any other causes;

(ii)	The collaterals are under freeze, seal-up, deduction, lien, auction, administrative monitoring, or title dispute;

(iii)	The mortgagor or pledgor is in violation to any of the stipulations in the Mortgage Agreement or Pledge Agreement, or any of the representations and warranties therein is false, mistaken or missing;

(iv)	Any other circumstances that prevent or might prevent Party B from exercising its mortgage right or pledge right.

(g)

The mortgage, pledge or guaranty is invalid, ineffective, revoked or terminated, the mortgagor, pledgor or guarantor refuses to undertake any of its responsibilities by expression or implication of conducts, the mortgagor, pledgor or guarantor loses in part or in whole its guaranty capability, devaluation of the collaterals, or.

(h)	Any other circumstances deemed by Party B to be deteriorating its credit hereunder.

          IV.     Remedies by Party B

                    Under any of the circumstances stipulated in Article 9.2 or Article 9.3, Party B is entitled to exercise any of the following rights:

(a)	To cease advancing the loans;

(b)	To declare that the loans are due immediately and require Party A to repay all the principal, interest and fees in connection with the liabilities hereunder, due or undue;

(c)	See Article 23 hereof;

(d)

Where Party A applies the loans beyond the stipulated plan for application herein, Party B is entitled to calculate and collect the penalty interest and compound interest for the portion misappropriated by Party A in line with the manner of interest settlement herein based on the penalty interest rate and the number of days from the date when the loans are initially misappropriated to the date when all the principal and interest are repaid;

Exhibit 10.43

(e)

When the loans are overdue, Party B is entitled to calculate and collect the penalty interest and compound interest for the principal and interest not promptly repaid by Party A (including the principal and interest declared to be due in advance) in accordance with the manner of interest settlement herein based on the penalty interest rate and the number of days from the date when the loans are initially overdue to the date when all the principal and interest are repaid. “The loans are overdue” means Party A does not repay the loans in accordance with the terms or the principal-repaying installment periods herein.

Prior to the due date of the loans, Party B is entitled to calculate and collect the compound interest for the interest not promptly repaid by Party A in pursuance of manner of interest settlement herein based on the lending interest rate

(f)	Other remedies of Party B as follows:

(i)	Draw a corresponding amount in RMB or other currency from the account of Party A opened in the system of China Construction Bank without prior notification;

(ii)	To exercise its guarantee rights;

(iii)	To have Party A provide to Party B a new guarantee satisfying Party B’s requirements concerning all the liabilities hereunder;

(iv)	To terminate this Contract.

ARTICLE 10      MISCELLANEOUS

          I.      Bearing of expenses

                  Unless otherwise stipulated by both Parties hereto, all the fees and expenses in connection with this Contract and the related guarantees shall be borne by Party A, including without limitation the legal fees, insurance fees, appraisal fees, registration fees, custodian fees, verification fees, notarization fees.

                  All the fees and expenses with respect to the realization of Party B’s credit (including but not limited to litigation fees, arbitration fees, asset-preservation fees, travel expenses, implementation fees, appraisal fees, auction fees, notarization fees, service fees, announcement expenses, legal fees, etc.) shall also be borne by Party A.

          II.     Use of Party A’s Information

                  Party A hereby agrees that Party B will check with the credit database established by People’s Bank of China and the relevant authorities or other entities and governmental departments about Party A’s credit status, and that Party B would provide such information of Party A to the credit database established by People’s Bank of China and the relevant authorities. Party A further agrees that Party B may use and disclose Party A’s information in a reasonable manner for the sake of Party B’s business operation.

Exhibit 10.43

          III.    Collection via Announcement

                  Party B is entitled to report to relevant authorities or entities Party A’s late repayment of the principal and interest of the loans or any other breach of contract, and it is entitled to announce in public such late repayment to collect the amount thereunder.

          IV.   Effect of Evidence regarding Party B’s Records

                  Unless there is reliable and confirming evidence to the contrary, Party B’s internal records of principal, interest, fees and repayment, the notes and vouchers produced or kept by Party B in respect of Party A’s withdrawal, repayment and payment of interest, as well as the records and vouchers of Party B’s collection of the loans shall constitute the confirming evidences to prove the credit-debt relationship by and between Party A and Party B. Party A shall not disagree on the ground that the abovementioned records, notes and vouchers are unilaterally produced or kept by Party B.

          V.      No-waiver

                  The rights of Party B under this Contract shall not influence or exclude any other rights it is entitled to in pursuance of laws and regulations and other contracts or agreements. Any forgiveness or preference to the breach of contract hereto, or delayed exercise of any rights hereunder shall not be construed as a waiver of such rights and privilege or permission to or recognition of any violation to this Contract, and shall not limit, prejudice or prevent the exercise of such rights and privilege or any other rights, and shall not result in Party B’s responsibilities or liabilities against Party A.

          VI.     In the event of any liabilities due by Party A against Party B other than those hereunder, Party B is entitled to draw from Party A’s account opened in the system of China Construction Bank without prior notification a sum in RMB or other currencies corresponding to the aforementioned due liabilities.

          VII.   Party A shall make immediate written notification of a change of address or contact information to Party B, and it shall bear any losses due to its failure of prompt notification.

          VIII. Collection of Amount Payables

                  Party B is entitled to draw from Party A’s account opened in the system of China Construction Bank without prior notification a sum in RMB or other currency corresponding to any amount payables by Party A hereunder. Party A shall assist with Party B in the settlement of foreign exchange or similar procedures as necessary, and shall undertake the risks pertaining thereto.

          IX.   Conditions to the Effectiveness of this Contract

                  This Contract shall be effective upon the execution of the respective legal representatives or authorized representatives of Party A and Party B and affixing their respective company seals.

Exhibit 10.43

          X.      Party A hereby states that as of the execution hereof, it has not been in violation of any laws, rules or regulations with regard to environmental protection, energy-saving and emission deduction, as well as pollution prevention, and Party A further promises that it will in strict compliance with the laws, rules or regulations with regard to environmental protection, energy-saving and emission deduction, as well as pollution prevention. In the event that the above statement of Party A is not true or the aforesaid promise has not been fulfilled, or Party A might be in energy-consuming or pollution producing position, Party B is entitled to cease providing crediting to Party A (including but not limited to refusal of offering loans, financing, issuance of letters of guarantee or letters of credit or bills of exchange) or declare its credit (including without limitation loans, financing, payment on behalf of Party A) are due in advance, or take any other remedies as stipulated hereunder or permitted by laws.

Article 11      STATEMENTS

          I.      Party A has clearly known the business scope and authorization of Party B.

          II.     Party A has read all the clauses herein, and Party B has explained this Contract to Party A upon Party A’s request. Therefore, Party A has had full knowledge and understanding of meaning and legal consequence of all the clauses herein.

          III.    Party A’s execution of this Contract and its performance of liabilities hereunder is in pursuance of laws, administrative rules and regulation, and the Articles of Association or constitutional documents of Party A, and is approved by the internal and/or national authorities.

Exhibit 10.43

SPECIAL CLAUSES

Category of facility: Short-term Industrial Enterprise Working Capital Facility

Article 12      INFORMATION ABOUT THE PARTIES

Borrower (Party A): Fujian Yada Group Co., Ltd.
Address: Shuinan Gongye Road, Songxi County
Post Code: 353500
Legal Representative (Person-in-charge): Zhan Youdai
Fax: 2332598
Tel: 2325688

Lender (Party B): China Construction Bank Corporation Limited Songxi Sub-branch
Address: 121 Jiefang Street, Songyuan Town, Songxi County
Post Code: 353500
Person-in-charge: Ou Wenbin
Fax: 0599-2322644
Tel: 0599-2322670

Article 13      STIPULATIONS ON ARTICLE 1

                         Party A borrows a loan of RMB (in words) TWO MILLION AND NINE HUNDRED THOUSAND YUAN from Party B.

Article 14      STIPULATIONS ON ARTICLE 2

                         Party A shall utilize the loan for the purpose of production and business operation, and may not change the purpose of loan without the written consent of Party B.

Article 15      STIPULATIONS ON ARTICLE 3

                         Loan period as specified herein shall be twelve months, from April 1, 2010 to February 1, 2011.

                         In case of discrepancies between the commencement date of loan period hereunder and the loan redeposit voucher (loan receipt, the same below), the actual advancing date as reflected on the loan redeposit voucher at the time of the first release, and maturity date of the loan as specified in Paragraph 1 of this Article shall be adjusted accordingly.

Exhibit 10.43

                         The loan redeposit voucher shall be an integral part hereof, and shall be equally binding to this Contract.

ARTICLE 16      STIPULATIONS ON ARTICLE 4.1

                         Lending interest rate hereunder shall be the annual interest rate, as the second item as follows:

(a)	Fixed interest rate, left blank %, and such interest rate shall keep unchangeable within the loan period;

(b)	Fixed interest rate, 10% above (inserting “above” or “down”) the benchmark interest rate as of the value date, and such interest rate shall keep unchangeable within the loan period;

(c)

Floating interest rate, left blank% left blank (inserting “above” or “down”) the benchmark interest rate as of the value date, and from the value date to the date of full payment of the principal and interests hereunder, adjustment shall be made once ___left blank_______months at the benchmark interest rate as of the date of interest rate adjustment and the foregoing above/down ratio. Date of interest rate adjustment shall be the corresponding date of the value date in the adjustment month, if there is no date corresponding to the value date, the last date of the current month shall be the date of interest rate adjustment.

Article 17      STIPULATIONS ON ARTICLE 4.2

          I.      In case Party A utilizes the loan for purpose other than agreed in the Contract, penalty interest rate shall be the interest rate plus 100% in case of adjustment of the interest rate pursuant to Item 3 of Paragraph 1 of this Article, penalty interest rate shall be adjusted accordingly according to the adjusted interest rate and the foregoing floating-up extent.

          II.     Penalty interest rate in case of overdue loan under this Contract shall be the interest rate plus 50%, in case of adjustment of the interest rate pursuant to Item 3 of Paragraph 1 of this Article, penalty interest rate shall be adjusted accordingly according to the adjusted interest rate and the foregoing floating-up extent.

          III.    In case of overdue loans and misappropriated loans at the same time, penalty interests and compound interests shall be calculated and charged according to the severe circumstances.

Article 18      STIPULATIONS ON ARTICLE 4.5.2

Interests on the loan hereunder shall be settled in the first manner below:

(a)	Interests shall be settled monthly on the 20th day of each month;

(b)	Interests shall be settled quarterly on the 20th day of the last month of each quarter;

(c)	Other methods left blank.

Exhibit 10.43

Article 19      STIPULATIONS ON ARTICLE 5.1

Unless Party B wholly or partially waives its rights, Party B shall give out a loan only after the following preconditions are satisfied continuously:

(a)	Party A has properly handled the approvals, registration, delivery, insurance and other legal procedures in connection with the loan hereunder;

(b)	Where guarantee is established under this Contract, the guarantee that meets the requirements of Party B has become effective and will be effective continuously;

(c)	Party A has opened an account for withdrawal and repayment as required by Party B;

(d)	Party A does not breach the contract or commit any activities specified herein which may adversely impact Party B’s creditor’s rights;

(e)	No laws and regulations, rules or competent authorities forbid or restrict Party B to grant the loan under this Contract to Party A;

(f)	Other conditions: Left blank.

Article 20      STIPULATIONS ON ARTICLE 5.2

                         Plans for applications of the loans:

                         Left blank

Article 21      STIPULATIONS ON ARTICLE 6.3

                         Plans for Repayment of principal:

                         Left blank

Article 22      STIPULATIONS ON ARTICLE 6.5.2

                         Where Party B allows Party A to prepay the principal, it shall have the right to charge Party A a prepayment penalty, which shall be determined according to the following first standard: Amount of penalty = amount of prepaid principal x number of months remaining in the term as of the date of prepayment x 0.5‰, if the remaining time is less than one month, calculation shall be made according to one month;

                         Left blank.

                         Where Party A makes repayment in installments, such as prepaying partial loan principal, repayment shall be made in the reverse order of the repayment plan. After such prepayment, the outstanding loan shall still be subject to the interest rate as specified herein.

Exhibit 10.43

Article 23      STIPULATIONS ON ARTICLE 9.4.3

                         In case Party A fails to utilizes the loan as specified herein, Party B may require Party A to pay liquidated damages equal to 0.05% of the amounts which fail to be utilized as specified herein, and forbids Party A to use the amount not yet withdrawn under this Contract.

Article 24      DISPUTE RESOLUTIONS

                         Any and all disputes arising in the implementation of the Contract shall be resolved through consultation. In case that no settlement can be reached through negotiation, the disputes shall be resolved in the first manner below:

(a)	Filing a lawsuit to the People’s Court of Party B’s domicile.

(b)

Applying to (left blank) Arbitration Commission (place of arbitration: (left blank)) for arbitration in accordance with the then arbitration rules of the Arbitration Commission in force as of the application. The arbitration award shall be final and binding upon both parties.

                         During the legal proceedings or arbitration, terms and conditions hereof other than those under the disputes shall be implemented continually.

Article 25      THIS CONTRACT IS MADE OUT IN THREE COPIES.

Article 26      MISCELLANEOUS

Exhibit 10.43

For and on behalf of Party A (Common Seal):	For and on behalf of Party B (Common Seal):
Fujian Yada Group Co., Ltd.	China Construction Bank Corporation Limited
Songxi Sub-branch

Legal Representative (Person-in-charge)
or Authorized Representative (Signature):	Legal Representative (Person-in-charge)
Zhan Youdai	or Authorized Representative (Signature):
Guo Rongbiao
April 1, 2010	April 1, 2010